Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-72558, 333-98523, and 333-84192) of National Rural Utilities Cooperative Finance Corporation and in the related Prospectuses of our report dated August 13, 2003, with respect to the combined financial statements of National Rural Utilities Cooperative Finance Corporation and Rural Telephone Finance Cooperative for the years ended May 31, 2003 and 2002 included in this Annual Report (Form 10-K) for the year ended May 31, 2003.

/s/ ERNST & YOUNG LLP

McLean, Virginia
August 25, 2003